EXHIBIT 3.1

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
PRO-DEX, INC.

Pursuant to the provisions of the Colorado Business Corporation Act, Pro-Dex, Inc. hereby adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST:  The name of the corporation is Pro-Dex, Inc.

SECOND:  The following paragraph shall be inserted immediately following the first paragraph of Article 3 of the Articles of Incorporation of Pro-Dex, Inc.:

Upon the filing of these Articles of Amendment to the Articles of Incorporation, each three (3) issued and outstanding shares of Common Stock at such time shall be automatically reclassified and changed into one (1) share of Common Stock, without any action by the holder thereof; provided, however, that fractional shares shall be rounded up to the nearest whole share.  These Articles of Amendment to the Articles of Incorporation will not affect the number or the par value of authorized shares.

THIRD:  The foregoing amendment to the Articles of Incorporation of Pro-Dex, Inc. was adopted on December 4, 2009, as prescribed by the Colorado Business Corporation Act, by a vote of the shareholders of the corporation. The number of shares voted for the amendment was sufficient for approval.

Date: June 17, 2010	/s/ Mark P. Murphy
Mark P. Murphy
Chief Executive Officer and President

Date: June 17, 2010	/s/ Jeffrey J. Ritchey
Jeffrey J. Ritchey
Chief Financial Officer and Secretary